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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                  SCHEDULE 13G


                   UNDER THE SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO. 2)*



                           Romac International, Inc.
-------------------------------------------------------------------------------
                                (Name of Issuer)


                          Common Stock, Par Value $.01
-------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                  775835 10 1
                                  -----------
                                 (CUSIP Number)




Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

                  [ }    Rule 13d-1(b)

                  [ ]    Rule 13d-(c)

                  [X]    Rule 13d-1(d)







*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes.)




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CUSIP NO. 775835 10 1                 13G                     PAGE 1 OF 3 PAGES




-------------- ----------------------------------------------------------------
      1        NAME OF REPORTING PERSON
               S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                                David L. Dunkel
-------------- ----------------------------------------------------------------
      2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*        (a) [ ]
                                                                        (b) [ ]


-------------- ----------------------------------------------------------------
      3        SEC USE ONLY



-------------- ----------------------------------------------------------------
      4        CITIZENSHIP OR PLACE OF ORGANIZATION

                                      U.S.A.

--------------------------- ----- ---------------------------------------------
        NUMBER OF            5    SOLE VOTING POWER
          SHARES
       BENEFICIALLY                   3,119,727, includes 20,000 exercisable
         OWNED BY                     options
           EACH
        REPORTING
          PERSON
           WITH
                            ----- ---------------------------------------------
                             6    SHARED VOTING POWER

                                      -0-

                            ----- ---------------------------------------------
                             7        SOLE DISPOSITIVE POWER

                                      1,850,496, includes 20,000 exercisable
                                      options
                            ----- ---------------------------------------------
                             8    SHARED DISPOSITIVE POWER

                                      -0-

-------------- ----------------------------------------------------------------
      9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                      3,119,727

-------------- ----------------------------------------------------------------
     10        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
               CERTAIN SHARES
                                                                            [ ]

-------------- ----------------------------------------------------------------
     11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                                      6.6%

-------------- ----------------------------------------------------------------
     12        TYPE OF REPORTING PERSON

                                      IN

-------------- ----------------------------------------------------------------




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CUSIP NO. 775835 10 1                 13G                     PAGE 2 OF 3 PAGES




Item 1.
         (a)  Name of Issuer: Romac International, Inc.

         (b)  Address of Issuer's Principal Executive Offices:
                  120 West Hyde Park Place, Suite 150
                  Tampa, FL 33606
Item 2.
         (a)  Name of Person Filing: David L. Dunkel

         (b)  Address of Principal Business Office or if None, Residence:
                  120 West Hyde Park Place, Suite 150
                  Tampa, FL 33606

         (c)  Citizenship: U.S.A.

         (d)  Title of Class of Securities: Common Stock, par value $.01

         (e)  Cusip Number: 775835 10 1

Item 3.  Statements filed pursuant to Rule 13d-1(b), or 13d-2(b): N/A

Item 4.  Ownership

              The following information relates to the reporting person's ownership of Common Stock of the issuer as of December 31, 1998. As of that date, the reporting person did not have the right to acquire beneficial ownership of any additional shares of such Common Stock within the meaning of Securities Exchange Act Rule 13d-3(d)(1).

         (a)  Amount Beneficially Owned (describe):
                  3,119,727 shares includes 20,000 exercisable options.

         (b)  Percent of Class: 6.6%

         (c)  Number of shares as to which such person has:

              (i)      Sole power to vote or to direct the vote: 3,119,727

              (ii)     Shared power to vote or to direct the vote:  0

              (iii)    Sole power to dispose or to direct the
                           disposition of:   1,850,496

              (iv)     Shared power to dispose or to direct the
                           disposition of:   0




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CUSIP NO. 775835 10 1                 13G                     PAGE 3 OF 3 PAGES




Item 5.  Ownership of Five Percent or Less of a Class
             N/A

Item 6. Ownership of More than Five Percent on Behalf of Another Person 1,269,231 share which are owned by the reporting person's ex-spouse to which the reporting person has voting control.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company
             N/A

Item 8.  Identification and Classification of Members of the Group
             N/A

Item 9.  Notice of Dissolution of Group
             N/A

Item 10. Certification
             N/A



                                   SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  February 25, 1999


                                          /s/ David L. Dunkel
                                          -------------------------------------
                                          Signature

                                          David L. Dunkel
                                          -------------------------------------
                                          Name/Title